Exhibit 99.1

Sunshine Bancorp, Inc. (NASDAQ:SBCP), the parent company of Sunshine Bank, announced that on March 30, 2016 it issued $11 million of subordinated notes to selected accredited investors. The notes will mature on April 1, 2021, and bear interest at a fixed rate of 5.0% per year. Additionally, the Company may prepay the notes at any time. The Company intends to use the additional capital to support ongoing organic and strategic growth opportunities.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Company was first organized in 1954 in Plant City. In 2014, after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Sunshine Bank serves individual and business customers from twelve branch offices in Hillsborough, Pasco, Polk, Sarasota, Manatee, and Orange Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website at www.mysunshinebank.com. Member FDIC - Equal Housing Lender.